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As filed with the Securities and Exchange Commission on August 1, 2003
Commission File No. 333-106907

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Q COMM INTERNATIONAL, INC.
(Name of small business issuer in its charter)

Utah	4813	87-0674277
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1145 South 1680 West
Orem, Utah 84058-4930
(801) 226-4222
(801) 222-9555 Facsimile
(Address and telephone number of registrant’s principal executive offices and principal place of business)

Paul C. Hickey
Chief Executive Officer
Q Comm International, Inc.
1145 South 1680 West
Orem, Utah 84058-4930
(801) 226-4222
(801) 222-9555 Facsimile
(Name, address and telephone number of agent for service)

Copies to:

Joel J. Goldschmidt, Esq. Morse, Zelnick, Rose & Lander, LLP 405 Park Avenue New York, New York 10022 (212) 838-8269 (212) 838-9190 Facsimile	Jeffrey A. Rinde, Esq. Bondy & Schloss LLP 60 East 42nd Street, 37th Floor New York, NY 10165 (212) 661-3535 (212) 972-1677 Facsimile

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reimbursement plans check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.001(3)	169,231	$7.455	$1,261,617.11	$102.06
Common Stock, par value $.001(4)	169,231	$9.75	$1,650,002.25	$133.49
Common Stock, par value $.001(5)	245,707	$6.50	$1,597,095.50	$129.21
Total	584,169		$4,508,714.86	$364.76(6)

(Footnotes on next page)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

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(1)
The number of shares of common stock registered hereunder includes (a) shares of common stock held by the selling stockholders, (b) shares issuable to the selling stockholders upon conversion of the debentures held by the selling stockholders and (c) shares issuable upon exercise of the warrants held by the selling stockholders and is based upon an exercise price of $9.75 per share for the warrants and a conversion price of $6.50 per share for the debentures. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the debentures and related warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)
Calculated pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended, based upon the average of the high and low prices for the Registrant’s common stock as reported by the American Stock Exchange on July 2, 2003, in the case of common stock held directly by selling stockholders, and based upon the estimated exercise/conversion price of warrants or debentures for common stock underlying such securities.

(3)	Represents shares of common stock held by the selling stockholders.
(4)	Represents shares of common stock issuable upon exercise of certain warrants held by the selling stockholders.
(5)	Represents shares of common stock issuable upon conversion of the secured convertible debentures held by selling stockholders, including interest which may accrue during the term thereof.
(6)	$393.31 was previously paid in connection with the original filing of this Registration Statement on July 9, 2003.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 1, 2003.

PROSPECTUS

584,169 Shares
of
Common Stock

Q COMM INTERNATIONAL, INC.

The selling stockholders named in this prospectus are offering up to 584,169 shares of our common stock owned by them or which they have the right to acquire upon the exercise of warrants or conversion of debentures. We will not receive any of the proceeds from the sale of the shares. We will bear all costs relating to the offer and sale of the shares, which we expect will be approximately $26,000. However, the selling stockholders will pay any commissions, fees and discounts of underwriters, brokers, dealers or agents.

The selling stockholders will sell the shares whenever they choose to do so at varying prices to be determined at the time of each sale. The selling stockholders may sell these shares directly to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from either the selling stockholders or the purchasers of the shares or both of them.

Our common stock trades on the American Stock Exchange under the trading symbol “QMM.” The high and low prices for our common stock on the American Stock Exchange were $6.35 and $6.21 on July 28, 2003.

See “Risk Factors” beginning on page 5 of this prospectus for the factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved these shares or determined that this prospectus is accurate or complete. It is illegal for anyone to tell you otherwise.

The date of this prospectus is August ___, 2003.

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THE COMPANY

Unless indicated to the contrary, all information in this prospectus has been retroactively adjusted to reflect a 1-for-15 reverse stock split that was effective June 4, 2003.

Overview

Our historical business has consisted of the purchase and resale of prepaid telephone products through point of sale terminals that we provide and that are located in retail establishments in the United States, Puerto Rico and, recently, Canada. Historically, we have derived less than one percent of our annual revenues from international operations. Having initially used third-party software and equipment to support these sales, in September 2002 we introduced our new proprietary Qxpress system, which includes the Qxpress 200 terminal and the software used in our data center to process purchases of prepaid products. We expect to experience substantial growth in our historical business while expanding our product line to include a broad range of other prepaid products and to provide transaction processing and information management services to other vendors of prepaid products, both in the United States and abroad.

The Qxpress System

The Qxpress system is designed to replace the traditional distribution system for prepaid products, which consists of vouchers and hard cards that must be purchased by the retail merchant and that are subject to a number of problems, including loss, theft and inventory financing and management issues. The new Qxpress system can support the sale of a broad range of prepaid products, in electronic format, from a single terminal placed in convenience stores and other retail establishments. Using an appropriately enabled Qxpress 200 terminal, a retail merchant can sell wireless telephone time, wireline long distance service or other telephone products, add credit to a prepaid credit card, facilitate cash transfers or sell other prepaid products. In general, the prepaid product is sold in the form of a personal identification number, or “PIN,” that the customer can use to add telephone time or credit card credit by calling the provider of the product or to transfer cash by providing the PIN to the recipient. The consumer pays for the product by paying the retail establishment in which the terminal is located. The terminal records the transaction and sends the relevant information to our data center where it is processed and accounting and transaction records are generated. Revenue from these purchases is split among the retail merchant, the broker that placed the terminal with the retail merchant, Q Comm and the provider of the prepaid product.

Market Opportunity

      Demand for prepaid wireless and other prepaid products is expected to grow rapidly in the United States and the sale of prepaid products is already well established in the rest of the world. According to Frost & Sullivan, a marketing consulting company that monitors the telecommunications market, the prepaid wireless market in the United States is expected to grow from $5.7 billion in 2001 to $14.3 billion in 2005, a compound annual growth rate of 25.85%, and the number of subscribers for prepaid wireless services is expected to grow from 13.3 million to 34.8 million during the same period. We believe that retailers that sell prepaid products, and the distributors, wholesalers, brokers and other intermediaries who supply them, have recognized the need to migrate from the traditional voucher and hard card formats to a flexible, cost-effective, electronic point-of-sale activation solution. An electronic point-of-sale solution, like Qxpress, (i) allows the delivery of a broad spectrum of prepaid products quickly and efficiently, (ii) eliminates or significantly reduces costs related to inventory, printing and distribution, (iii) eliminates theft and out-of-stock issues and (iv) provides reliable real-time transaction reporting, inventory management, account management and other business controls.

We intend to address this opportunity by:

•	Continuing to grow our historical business of purchasing and reselling prepaid telephone products;

•	Adding additional products, such as prepaid credit card and cash transfer products; and

•	Expanding our operations internationally.

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We recently introduced an alternative revenue model in which, rather than purchasing and reselling products, we provide transaction-processing and management information services to others, using the Qxpress system. While we expect that this model will be most attractive to our international customers, we believe that our traditional revenue model will continue to be a primary means of business.

Convertible Debenture Offering

In February, March and April 2003, we sold an aggregate of (a) $1.5 million principal amount of our 12% secured convertible debentures due March 31, 2004, (b) 169,231 shares of common stock and (c) warrants to purchase 169,231 shares of common stock. The gross proceeds to us from the sale of all of these securities was $1.5 million. The debenture holders can elect to convert them at any time into shares of common stock. The conversion price is $6.50. The exercise price of the warrants is $9.75. The warrants have a term of five years. On July 1, 2003 we deposited $1.725 million with an escrow agent as cash collateral for the repayment of the debentures.

We agreed to register for resale (a) the shares issued to the holders of the debentures, (b) the shares issuable upon exercise of the warrants issued to the holders of the debentures and (c) 130% of the shares issuable if all of the debentures are converted into stock. The additional 30% of the shares issuable upon conversion of the debentures was intended to cover shares which would be issuable as a result of accrued interest, penalties and adjustments. Because none of the contingencies giving rise to the penalties and adjustments has come about or is likely to come about in the future, we have limited the registration of the debenture shares to the shares issuable upon conversion of the principal and interest due on the debentures which constitutes approximately 107%, rather than 130%, of the shares issuable upon conversion of all debenture principal. This prospectus forms part of the registration statement effecting such registration. If the resale registration statement is not effective within 120 days of filing, then we are required to pay to the debenture holders 3% of the aggregate principal amount, or $45,000, per month as a penalty.

Contact Information

Our principal executive office is located at 1145 South 1680 West, Orem, Utah 84058 and our telephone number is (801) 226-4222. Our web address is www.qcomm.com. None of the information on our website is part of this prospectus.

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The Offering
The resale of 584,169 shares of common stock.

Common stock outstanding after the offering:	4,410,188 shares assuming exercise of all warrants and conversion of all debentures covering shares offered by this prospectus.
Proceeds:
We will not receive any of the proceeds from the sale of the shares. However, to the extent that warrants are exercised, we will receive the proceeds from the exercise of these warrants. We plan to use those proceeds for working capital. Although we will not receive the proceeds from the sale of shares in this offering, we will pay all of the expenses of the offering, including, without limitation, professional fees and printing expenses.

Risk Factors:	The offering involves a high degree of risk.
American Stock Exchange Symbols:

Common Stock	QMM

Warrants	QMM.WS

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RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including our financial statements and the notes to those statements, before you purchase any of our securities, including shares of our common stock underlying the debentures and warrants.

Risks Related to Our Business

We have no history of profitable operations. Continuing losses could exhaust our capital resources and force us to discontinue operations.

From the date on which we became a C corporation in 1998 through March 31, 2003, we incurred cumulative losses of $8.3 million. For the years ended December 31, 2001 and 2002 net losses were $1.55 million and $2.3 million respectively. For the first quarter of 2003, we incurred a net loss of $772,000. Unless we can significantly increase the number of our Qxpress 200 terminals in use, we will continue to incur losses for the foreseeable future. Due to our lack of liquidity, we have not been able to contract-manufacture and deploy a sufficient number of these new terminals to enable us to achieve profitability.

We have a significant working capital deficit. As a result, we have not been able to contract-manufacture our new point-of-sale terminal and increase our revenues.

We had a working capital deficit of $1.6 million at December 31, 2002 and $1.3 million at March 31, 2003. This has impaired our ability to obtain vendor or other commercial credit. As a result, we have not been able to contract- manufacture additional Qxpress 200 terminals and increase the number of Qxpress 200 terminals in use, which, in turn, has had a negative impact on our revenue growth.

Our gross profit margins have historically been low, which makes it difficult to achieve profitability.

Our margins, after taking into account the cost of the products sold through the Qxpress system and the fees and commissions payable to distributors, brokers and retailers, were approximately 2.2% in 2002, and 3.8% in 2001 and 2.4% for the three-month period ended March 31, 2003. As a consequence, for us to be profitable to any meaningful extent, we must do one or more of the following:

•	increase our revenue significantly;

•	add new products with higher profit margins to our portfolio; or

•	develop new revenue models.

We cannot assure you that we will be able to achieve any of these goals. In order to increase our revenue from our historical business, we must increase the number of Qxpress 200 units in use. In order to expand our product line, we must enter into relationships with the suppliers of these products, establish new sales channels or expand existing channels and develop processing applications to handle the new products. Finally, new revenue models must be accepted by the market and may have ancillary adverse consequences, such as recognizing revenue on a “net” basis rather than a “gross” basis as we do now.

If we cannot overcome the traditional method of selling prepaid products, our revenues may stagnate or decrease.

Currently, the established delivery method for prepaid products is vouchers and hard cards. Our future success depends on our ability to successfully market our point-of-sale activation system as the preferred distribution method. If we cannot overcome this natural resistance, our revenues may stagnate or decrease. Without increased revenues, we may not be able to become profitable, and sustained lack of profitability would jeopardize our existence and the value of your investment.

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Most of our revenue growth is attributable to the growth of the prepaid wireless market. If this growth does not continue, our revenues may stagnate.

Although we currently offer a variety of prepaid products, 92% of our revenue for the year ended December 31, 2002 and 97% of our revenue for the quarter ended March 31, 2003 was generated from sales of prepaid wireless products. The market for prepaid wireless has experienced substantial growth in past years. Our revenues have grown as this market has developed and expanded in the United States. We cannot assure you that this market will continue to grow. If it does not and we do not develop new products, our revenues could stagnate or decline rapidly, resulting in higher net losses.

The industry in which we operate is highly competitive and has low barriers to entry. Increased competition could result in margin erosion, which would make profitability even more difficult to achieve.

The market for prepaid transaction processing and information management services is becoming increasingly competitive and is highly fragmented. This market includes companies that provide either point-of-sale activation terminals only, such as HyperCom and VeriFone, or information management services only, such as Blackstone, PreSolutions and DebiSys, as well as companies that provide integrated solutions, such as LDC Direct. In addition to companies that are focused solely on the prepaid transactions market, we also face competition from companies, such as First Data Corporation, that provide transaction processing and information management services to the postpaid market. We could also face competition from e-commerce solution providers. Finally, we may, in the future face competition from suppliers, such as telecommunication companies who may decide to provide electronic solutions directly to brokers and merchants.

The industry in which we compete is characterized by low barriers to entry, rapidly changing technology, evolving industry standards, frequent new product and service introductions, and changing customer demands. Some of our competitors have substantially greater financial resources and/or pre-existing market share that may enable them to establish a stronger competitive position than we have, in part through better marketing opportunities. Current competitors or new market entrants could introduce products with features that may render our system obsolete or uncompetitive. To be competitive and serve our customers effectively, we must respond on a timely and cost-efficient basis to changes in technology, industry standards, and procedures and customer preferences. The cost to modify our products, services or infrastructure in order to adapt to these changes could be substantial and we cannot assure you that we will have the financial resources to fund these expenses. Increased competition could result in reduced operating margins, as well as a loss of market share and brand recognition.

We depend on brokers and other intermediaries to distribute our point-of-sale terminals. If we cannot maintain our existing relationships and develop new ones, we may not be able to market our products and our Qxpress system.

We rely on independent brokers, distributors, wholesalers and other intermediaries to distribute our point-of-sale activation system to retail merchants. Currently, we distribute through 50 brokers. In order for us to achieve a meaningful level of market penetration, we must significantly increase this number. Until now, our relationships with our brokers have generally been on a short-term, non-exclusive basis allowing them to reduce or cancel their business with us without penalty and with little or short notice. For example, in 2002, our then largest customer, Cellcards of Illinois, terminated its distribution agreement with us. The prepaid products that we sell are widely available from a number of sources. We are not able to offer exclusive products or price advantages to our brokers. Rather, we rely on the quality of our Qxpress system to induce brokers to contract with us. If we do not continue to offer performance and service advantages, our brokers may not aggressively market our system to their retail networks or may terminate their relationship with us. We cannot assure you that we will continue to derive revenue, at current levels, or at all, from our existing brokers, or that we will be able to successfully establish relationships with new brokers.

Most of our business is placed through a small number of brokers. The loss of any one of these accounts could reduce our revenues.

A small number of brokers account for a large percentage of our revenue. We expect the high level of customer concentration to continue for the foreseeable future. In 2001, our two largest customers accounted

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for approximately 39% and 10%, respectively, of revenues. In 2002, our three largest customers accounted for 30%, 28% and 13%, respectively, of revenues. We cannot assure you that the level of sales to these brokers will be sustained from year to year and there is a risk that these principal brokers may not continue to sell our products in the future. To the extent that any significant broker reduces its reliance on us, terminates its relationship with us, or defaults on payments, our revenues in the relevant fiscal period could decline substantially, which would result in lower net profits or a greater net loss. The customer that accounted for 39% of our revenue in 2001 and 28% of our revenue in 2002 terminated its distribution agreement with us. As a result, our revenue for the third quarter of 2002 was much lower and our net loss higher than we had anticipated.

We have no control over the prices vendors charge us for their products and we cannot always pass through price increases to our customers. As a result, price increases usually have a depressive impact on our margins and our profitability.

We depend on suppliers to provide us with prepaid products that we can resell. We have no control over the prices they charge us. For example, Verizon, one of our largest suppliers, recently reduced the discount that they offer to resellers on their prepaid wireless products. While, in this case, we were able to pass along this reduction to the brokers and merchants, this is not always possible. Depending on the competitive environment, increases in the costs of our products may reduce our margins.

If we do not protect our proprietary technology and intellectual property rights against infringement or misappropriation and defend against third parties assertions that we have infringed on their intellectual party rights, we may lose our competitive advantage, which could impair our ability to grow our revenues.

We believe that our proprietary software and hardware provides us with a competitive advantage. While we have filed patent applications relating to various features of the Qxpress 200 terminal and proprietary technology, we cannot assure you that these applications will be approved, or that even if approved, they will provide us with meaningful protection. Other than our patent applications described above, we rely on trade secret laws and common law principles to protect our proprietary rights. For example, we have not registered or applied to register either “Qxpress” or “Qxpress 200” or any other trademarks, trade names, service marks, service names or copyrights that we may own or use.

Despite our efforts to protect our rights, unauthorized parties may attempt to copy aspects of our point-of-sale terminals or the source code to our software or to obtain or use information that we regard as proprietary. The scope of any proprietary rights that we may have is uncertain and is not sufficient to prevent others from developing and selling competing products and services. In addition, third parties may assert infringement claims against us or claim that we have violated their intellectual property rights. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we may have to incur substantial costs. We may not have the financial resources to prosecute any infringement claims we may have or defend any infringement claims that are brought against us. Even if we do, defending or prosecuting our proprietary rights will divert valuable working capital and management’s attention from business and operational issues.

If we cannot raise capital at a time when we need to do so, we may not be able to adequately and timely respond to competitive developments, which could impair our ability to increase our revenues.

In the future, we may need to raise additional capital to meet the capital requirements of our business or to take advantage of expansion or acquisition opportunities. If we are unable to do so, we may not be able to increase our revenues or achieve profitability. Even if we are able to secure additional capital by selling equity or equity-linked securities, these securities could dilute the ownership percentage of our existing stockholders. The securities that we might sell could also have rights, preferences or privileges senior to those of our common stock. We cannot assure you that we will be able to obtain additional financing when needed on acceptable terms or at all. We have no commitments for any additional financing. If we are unable to obtain additional financing when needed, the price of our common stock could decline significantly.

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Significant rapid growth could strain our internal resources which could lead to a lower quality of customer service, reporting problems and delays in meeting important deadlines. If we do not upgrade our internal systems and controls we may not be able to manage this growth properly.

Any significant revenue growth will strain our existing financial and sales and marketing resources. The accounting system we currently use is marginally adequate for a company of our size. Similarly, our sales department must be expanded from its current level of two persons. Qualified sales personnel are in great demand and we cannot assure you that we will be able to hire a sufficient number of competent sales personnel in a short amount of time. Expanding our operations will increase the demands on our senior management and our customer service departments. We will need to continually improve our management, operational, financial and other departments to manage our growth properly and any failure to do so may lead to inefficiencies and/or redundancies and may impair our ability to provide accurate and timely information and reports to our stockholders.

The market price of our common stock has been volatile and may continue to fluctuate significantly because of various factors, some of which are beyond our control.

Our stock price has been extremely volatile, fluctuating over the last few years between $3.00 and $36.75. These fluctuations have been unrelated to or disproportionately affected by our operating performance. The market price of our common stock could continue to fluctuate significantly after this offering in response to a variety of factors, some of which may be beyond our control. These factors may include one or more of the following:

•	Quarterly operating results falling below or exceeding expectations in any given period;

•	Changes in economic conditions generally or in the telecommunications or banking industries;

•	Market fluctuations relating to markets generally or market sectors that include our competitors, which may or may not be based on earnings or other announcements by us or our competitors;

•	Fluctuations in our revenue which may or may not be related to changes in the way we conduct our business;

•	Announcements by our competitors of new technological innovations, service offerings, contracts, acquisitions or strategic relationships;

•	Departures of key personnel; and

•	Changes in business or regulatory conditions.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. While we have not been involved in securities litigation to date, if we were to be involved in securities litigation, we could incur a substantial cost and experience diversion of resources and the attention of management away from our business. We cannot predict the future performance of the capital markets in general and stocks in our market sector in particular, and we cannot assure you that the price for our common stock will not drop significantly after this offering.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities. In addition to the 3,995,250 shares of our common stock actually issued and outstanding, another 2,760,361 shares of our common stock are reserved for future issuance, including those offered in this prospectus which underlie the warrants and debentures as follows:

•	up to 1,265,000 shares underlying the unit warrants issued in our public offering that was effective June 24, 2003;

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•	up to 330,000 shares underlying the representative’s warrants from the prior public offering, including the shares underlying the unit warrants includable in the representative’s warrants;

•	up to 245,707 shares issuable to the selling stockholders, if they elect to exercise their conversion rights with respect to the debentures;

•	up to 21,667 shares issuable to executives and key employees in June 2004;

•	up to 233,333 shares reserved for issuance under our stock option plans; and

•	up to 664,654 shares underlying other stock options and warrants, including warrants held by the selling stockholders, that were granted and remained outstanding as of the date of the prospectus.

The common stock issued and sold in connection with this prospectus, other than those shares held by “affiliates”, as defined by the rules and regulations promulgated under the Securities Act of 1933, will be freely tradable without restriction. As of the date of this prospectus, we had 3,995,250 shares of common stock outstanding, of which 2,986,841 are freely tradable. The remaining 1,008,409 shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act of 1933. Of this amount, 881,901 shares, including 359,927 shares held by “affiliates,” as that term is defined by the rules and regulations issued under the Securities Act of 1933, can only be sold in compliance with the timing and volume limitations of Rule 144 promulgated under the Securities Act of 1933. The other 126,508 restricted shares may be sold without limitation under Rule 144(k). We have granted demand and piggyback registration rights covering 627,701 shares of common stock, including shares underlying options, warrants and convertible debt instruments. Except as described in the next sentence, our executive officers and directors and 5% stockholders have agreed not to sell any shares of stock for a period of six months after the date of our prior public offering without the consent of the representative of the underwriters. The lock-up agreements signed by the selling stockholders provide that they may sell an aggregate of 84,615 shares beginning September 23, 2003 and the balance, 486,405 shares, beginning December 23, 2003. The representative may, in its sole discretion, release any party from its lock-up agreement.

The existence of outstanding options, warrants and convertible securities may preclude us from obtaining additional equity financing.

The existence of outstanding options, warrants and convertible securities could make it more difficult to obtain or increase the cost of additional equity financing. The holders of these options and warrants have the opportunity to profit from a rise in the value or market price of our common stock and to exercise them at a time when we could obtain equity capital on more favorable terms than those contained in these securities.

FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. In some cases, you can identify forward-looking statements by words or phrases such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “our future success depends,” “seek to continue,” or the negative of these words or phrases, or comparable words or phrases. These statements are only predictions that are based, in part, on assumptions involving judgments about future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various facts, including the risks outlined in the “Risk Factors” section. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake to update any of the forward- looking statements after the date of this prospectus to conform these statements to actual results.

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USE OF PROCEEDS

      All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares. The shares offered by this prospectus include 169,231 shares underlying warrants to purchase those shares at $9.75 per share. Assuming the exercise of all of the warrants, we would receive approximately $1,650,000, which we would use for working capital. The selling stockholders are not obligated to exercise any of their warrants. The shares offered by this prospectus also include 245,707 shares underlying convertible debentures, including shares issuable as accrued interest thereon, and we will derive no proceeds from the conversions or subsequent resales of such shares. However, to the extent that selling stockholders convert the principal of their convertible debentures into shares of our common stock, our debt will be reduced by that amount, making available cash that has been transferred to an escrow account as cash collateral for repayment of the debenture.

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus, by each of the selling stockholders, assuming each of these selling stockholders elects to convert the debentures and accrued interest thereon into shares of common stock and to exercise the warrants into shares of common stock, the number of shares of common stock to be sold by each selling stockholder, and the percentage of each selling stockholder after the sale of common stock included in this prospectus.

Name and Address of Beneficial Owner	# of Shares Owned Before the Offering (1)	% of Class	# of Shares Offered	# of Shares Owned After the Offering	% of Class

BG Holdings LLC (2)	39,101	*	39,101	0	0
James Owen	39,101	*	39,101	0	0
Michael Rosenbaum	77,943	1.92	77,943	0	0
Ivan Berkowitz(3)	39,025	*	39,025	0	0
Sol Kest	78,048	1.93	78,048	0	0
David Jaroslawicz	38,969	*	38,969	0	0
Sidney Kessous(3)	19,484	*	19,484	0	0
Michael Furst	5,836	*	5,836	0	0
John Fowle and Jean Sharpe	9,730	*	9,730	0	0
Allen Lowy(3)	70,805	1.75	70,805	0	0
Robert Kornstein	38,893	*	38,893	0	0
NY Holdings Ltd (4)	101,123	2.49	101,123	0	0
Four Dimensional Partners (3)	26,111	*	26,111	0	0

*Less than 1.0%.
(1)	Assumes exercise of all warrants and conversion of all convertible debentures and accrued interest covering shares of common stock offered in this prospectus.
(2)	BG Holdings is controlled by Benjamin Giacchino.
(3)	Four Dimensional Partners is 62% owned by Sidney Kessous, 37% owned by Allen Lowy, and 1% owned by Ivan Berkowitz.
(4)	NY Holdings Ltd is controlled by Tamar Shefet.

The selling stockholders provided us with all information with respect to their share ownership. Because the selling stockholders may sell all, part or none of their shares, we are unable to estimate the number of shares that will be held by any selling stockholders upon resale of shares of common stock being registered hereby. We have, therefore, assumed for the purposes of the registration statement related to this prospectus that the selling stockholders will sell all of their shares. See “Plan of Distribution.”

Under the terms of the convertible debentures and related warrants issued to the selling stockholders, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number

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of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants) would not exceed 4.9% of the then-outstanding common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that such selling stockholders could beneficially own at any given time through its ownership of the debentures and/or the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

All of the shares set forth in the above table are covered by lock-up agreements prohibiting their sale, assignment or transfer until December 23, 2003 without the prior written consent of the representative, except with respect to 84,615 shares which may be sold at any time after September 23, 2003.

PLAN OF DISTRIBUTION

The resale of the common stock by the selling stockholders, may be effected, from time to time, in transactions (which may include block transactions by or for the account of the selling stockholders) on the American Stock Exchange or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

Selling stockholders may effect such transactions by selling their shares of common stock directly to purchasers, through broker-dealers acting as agents for the selling stockholders or to broker-dealers who may purchase securities as principals and thereafter sell the common stock, from time to time, in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers for whom such broker-dealers act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of common stock by them.

The selling stockholders and broker-dealers, if any, acting in connection with such sales may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities by them might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities under the Securities Act.

The only selling stockholder who is an affiliate of a broker-dealer is Michael Furst, who is affiliated with CIBC Oppenheimer. At no time has Mr. Furst had any agreements or understandings, directly or indirectly, with any person to distribute the stock options or the underlying common shares to be issued in connection with the exercise of such options.

From time to time this prospectus will be supplemented and amended as required by the Securities Act of 1933, as amended. During any time when a supplement or amendment is so required, the selling stockholders are to cease sales until the prospectus has been supplemented or amended. Pursuant to the registration rights granted to certain of the selling stockholders, we have agreed to update and maintain the effectiveness of this prospectus. Certain of the selling stockholders also may be entitled to sell their shares without the use of this prospectus, provided that they comply with the requirements of Rule 144 promulgated under the Securities Act.

EXPERTS

Pritchett, Siler & Hardy P.C., independent auditors, have audited our financial statements as of and for the years ended December 31, 2002 and 2001 as set forth in their report and included in our prospectus dated

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June 24, 2003. incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting. We have incorporated these financial statements by reference herein in reliance on Pritchett, Siler & Hardy P.C.’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection have been passed upon for us by Bondy & Schloss LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the units offered by this prospectus, we have filed a registration statement on Form SB-2 under the Securities Act with the SEC. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to our units, shares and warrants, and us you should refer to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits and schedules without charge at the Securities and Exchange Commission’s public reference facilities, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800- SEC- 0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

We intend to furnish our shareholders with annual reports containing financial statements audited by our independent certified public accountants.

We have filed with the Commission a Registration Statement (together with all amendments and exhibits, the “Registration Statement”) on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered pursuant to this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the copy of such agreement or to the registration statement and to the exhibits and schedules filed therewith. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee.

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DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by us with the Commission are incorporated herein by reference:

(1) Registration Statement on Form SB-2, as filed on April 1, 2003 and amended May 6, May 13, June 5, June 19, June 20, June 23 and June 24, 2003, including the prospectus dated June 24, 2003 included therein.

(2) Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003, as filed on May 15, 2003 and amended on June 12, 2003;

(3) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed on March 31, 2003 and as amended on May 20, 2003 and June 12, 2003;

(4) Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, as filed on November 14, 2002 and amended on June 16, 2003;

(5) Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002, as filed on August 14, 2002 and amended on June 16, 2003;

(6) Definitive Proxy Statement for Q Comm’s 2003 Annual Meeting of Shareholders held on May 19, 2003; and

(7) Current Reports on Form 8-K, as filed on August 14, 2002, April 2, 2003 and July 2, 2003.

All documents subsequently filed by Q Comm with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended and prior to the termination of this offering, shall be deemed to be incorporated by reference in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents that have been incorporated herein by reference, other than Exhibits to such documents (unless such Exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to:

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You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common shares means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy our common shares in any circumstances under which the offer or solicitation is unlawful.
		Q COMM INTERNATIONAL, INC.

TABLE OF CONTENTS		PROSPECTUS

	Page

The Company	2
The Offering	4
Risk Factors	5
Forward Looking Statements	9
Use of Proceeds	10
Selling Stockholders	10
Plan of Distribution	11
Experts	11
Legal Matters	12
Where You Can Find More Information	12

		, 2003

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses payable by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discount (all amounts except the Securities and Exchange Commission filing fee are estimated):

Filing fee – Securities and Exchange Commission	$393.31
Printing and engraving expenses	5,000.00
Legal fees and disbursements	$20,000.00
Accounting fees and disbursements	200.00
Miscellaneous	406.69

Total expenses	$26,000.00

Item 15. Indemnification of Directors and Officers

Section 16-10a-902 of the Utah Revised Business Corporation Act grants us the power to indemnify our directors as follows:

“Authority to indemnify directors. (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

(a) his conduct was in good faith; and

(b) he reasonably believed that his conduct was in, or not opposed to, the corporation’s best interests; and

(c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

(2) A director’s conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

(3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(4) A corporation may not indemnify a director under this section:

(a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

          (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

(5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.”

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Section 16-10a-903 of the Utah Revised Business Corporation Act provides as follows:

“Mandatory indemnification of directors. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.”

Section 16-10a-905 of the Utah Revised Business Corporation Act provides for court-ordered indemnification of directors as follows:

“Court-ordered indemnification of directors. Unless a corporation’s articles of incorporation provide otherwise, a director of the corporation who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

          (1) if the court determines that the director is entitled to mandatory indemnification under Section 16-10a-903, the court shall order indemnification, in which case the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court- ordered indemnification; and

          (2) if the court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the applicable standard of conduct set forth in

Section 16-10a-902 or was adjudged liable as described in Subsection 16-10a- 902(4), the court may order indemnification as the court determines to be proper, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in Subsection 16-10a-902(4) is limited to reasonable expenses incurred.”

Section 16-10a-907 of the Utah Revised Business Corporation Act provides for the indemnification of our directors as follows:

“Indemnification of officers, employees, fiduciaries, and agents. Unless a corporation’s articles of incorporation provide otherwise:

          (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;

(2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

          (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.”

Section 16-10a-909 of the Utah Revised Business Corporation Act sets the following limitations on indemnification of directors:

“Limitations on indemnification of directors. (1) A provision treating a corporation’s indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with this part. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

(2) This part does not limit a corporation’s power to pay or reimburse expenses incurred by a director in connection with the director’s appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.”

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Our articles of incorporation provide as follows:

“ARTICLE XIII: INDEMNIFICATION

The Corporation shall indemnify any and all persons who may serve at any time as a Director or Officer of the Corporation, and their heirs, administrators, successors and assigns against any and all expenses, including amounts paid upon judgments, counsel fees, and amounts paid in settlement before or after suit is commenced, actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding, in which they, or any of them are made parties, or which may be asserted against them or any of them by reason of being, or having been, Directors or Officers of the Corporation, except in relation to such matters in which such Director or Officer shall be adjudged to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders, or otherwise.”

Our By Laws provide as follows:

“ARTICLE VIII: INDEMNIFICATION

8.1 Indemnification.     No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed on or behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of his having heretofore or hereafter been a director of officer of the Corporation, or by reason of any action alleged to have been heretofore or hereafter taken or omitted, or to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; including power to defend such person from all suits provided for under the provisions of the Utah Business Corporation Act; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this Section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

8.2 Other Indemnification.     The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

8.3 Insurance.     The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VIII or of subsection (o) of Section 16-10-4 of the Utah Business Corporation Act.

8.4 Settlement by Corporation.     The right of any person to be indemnified shall be subject to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.”

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We have also entered into indemnification agreements with our directors and our senior executive officers, under which we have agreed to indemnify each of them for all expenses, judgments, fines and settlement amounts they actually and reasonably incur in connection with any proceeding, actual or threatened, to which they are party, relating to any action taken by them or their failure to take any action in their capacity as an officer or director. We have also agreed to advance these expenses if they provide us with written affirmation of their good faith belief that they have met the standard of conduct required under the Utah Act and other applicable law.

Item 16. Exhibits

(a) Exhibits

The following Exhibits are filed herewith pursuant to Rule 601 of Regulation S-B or are incorporated by reference to previous filings.

Exhibit No.	Description
4.1	Specimen stock certificate(1)
5.1	Opinion of Bondy & Schloss LLP(2)
10.3	Securities Purchase Agreement, dated February 10, 2003(3)
10.4	Form of 12% Secured Convertible Debentures due March 31, 2004(3)
10.5	Form of Stock Purchase Warrant(3)
10.7	Form of Lock-Up Agreements for 12% Secured Convertible Debenture holders(4)
23.1	Consent of Pritchett, Siler & Hardy P.C.
23.2	Consent of Bondy & Schloss LLP (included in Exhibit 5.1)(2)
24	Power of Attorney (included in signature page)

(1)	Previously filed as an exhibit to Amendment No. 4 to the Registration Statement on Form SB-2 (File No. 333-104232) on June 19, 2003 and incorporated herein by reference.
(2)	Previously filed as an exhibit to this registration statement on July 9, 2003.
(3)	Previously filed as an exhibit to Form 10-KSB on March 31, 2003 and incorporated herein by reference.
(4)	Previously filed as an exhibit to Amendment No. 3 to the Registration Statement on Form SB-2 (File No. 333-104232) on June 5, 2003 and incorporated herein by reference.

(b) Reports on Form 8-K

Current Reports on Form 8-K, as filed on August 14, 2002, April 2, 2003, and July 2, 2003.

Item 17. Undertakings

The undersigned registrant hereby undertakes (a) subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section; (b) to provide the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser; (c) if any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, to file a post- effective amendment setting forth the terms of such offering; and (d) to deregister, by means of a post- effective amendment, any securities covered by this registration statement that remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person

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in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant also undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

The undersigned registrant also undertakes that it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to (i) include any prospectus required by Section

10(a)(3) of the Securities Act, (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and (iii) include any additional or changed material information on the plan of distribution.

The undersigned registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in Salt Lake City, State of Utah, on the 31st day of July, 2003.

Q COMM INTERNATIONAL, INC.

By:	/s/ Paul C. Hickey

Paul C. Hickey,
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul C. Hickey as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all Exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated on July 31st, 2003:

Signature	Title

/s/ Paul C. Hickey Paul C. Hickey	Chief Executive Officer and Chairman of the Board of Directors

/s/ Michael K. Openshaw Michael K. Openshaw	Chief Financial Officer (principal accounting officer) and Chief Operating Officer

* Brae Burbidge	Director

/s/ Lamond Woods Lamond Woods	Director

* Brent Bingham	Director

/s/ Vicky Johnson Vicky Johnson	Director

* By: /s/ Paul C. Hickey Paul C. Hickey, Attorney-in-Fact

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EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen stock certificate(1)
5.1	Opinion of Bondy & Schloss LLP(2)
10.3	Securities Purchase Agreement, dated February 10, 2003(3)
10.4	Form of 12% Secured Convertible Debentures due March 31, 2004(3)
10.5	Form of Stock Purchase Warrant(3)
10.7	Form of Lock-Up Agreements for 12% Secured Convertible Debenture holders(4)
23.1	Consent of Pritchett, Siler & Hardy P.C.
23.2	Consent of Bondy & Schloss LLP (included in Exhibit 5.1)(2)
24	Power of Attorney (included in signature page)

(1)	Previously filed as an exhibit to Amendment No. 4 to the Registration Statement on Form SB-2 (File No. 333-104232) on June 19, 2003 and incorporated herein by reference.
(2)	Previously filed as an exhibit to this registration statement on July 9, 2003.
(3)	Previously filed as an exhibit to Form 10-KSB on March 31, 2003 and incorporated herein by reference.
(4)	Previously filed as an exhibit to Amendment No. 3 to the Registration Statement on Form SB-2 (File No. 333-104232) on June 5, 2003 and incorporated herein by reference.